Exhibit 3.411

JAN-12-2004 12:06	CT CORPORATION SYS	1212 894 8490 P.09

CERTIFICATE OF FORMATION

OF

TIME WARNER CABLE INFORMATION SERVICES (NEW JERSEY), LLC

This Certificate of Formation of Time Warner Cable Information Services (New Jersey), LLC (the “Company”) is being executed by the undersigned for the purpose of forming a limited liability company pursuant to the Delaware Limited Liability Company Act.

1. The name of the Company is Time Warner Cable Information Services (New Jersey), LLC.

2. The address of the registered office of the Company in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801. The name of the Company’s registered agent at such address is The Corporation Trust Company.

3. This Certificate of Formation shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned, an authorized person of the Company, has executed this Certificate of Formation this 8th day of January, 2004.

TWFanch-one Co., Member,
by Time Warner Entertainment Company, L.P., General Partner,

By:	/s/ Gerald D. Campbell
Gerald D. Campbell, Senior Vice President, Voice, Cable Group

State of Delaware
Secretary of State
Division of Corporations
Delivered 01:31 PM 01/12/2004
N:\Law\riina\Entities\Telephony\LLC Formation - TWCIS(NJ).doc	FILED 01:31 PM 01/12/2004
SRV 040020095 – 3751379 FILE